EXHIBIT 99.1
          NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	Chief Operating Officer and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST TO ACQUIRE
51-HOTEL PORTFOLIO FOR $2.4 BILLION
TRANSFORMATIONAL TRANSACTION SIGNIFICANTLY ENHANCES ASHFORD’S
SCALE AND STRATEGIC OUTLOOK
Acquisition Highlights:
•	Comprised of 24 full-service, upper-upscale hotels and 27 premium select-service hotels in 31 markets across 18 states, the District of Columbia and Canada

•	Significantly diversifies Ashford’s asset portfolio in terms of geography, brand and management company mix

•	Expands Ashford’s exposure to upper-upscale assets in major metropolitan and coastal markets with above average RevPAR growth potential

•	Acquisition price implies a projected forward 12-month NOI cap rate of approximately 7.6% and an estimated forward EBITDA yield of 9.0%

•	Price per key of approximately $215,000 for full service hotels and $125,000 for select service hotels

•	Acquisition consideration is all cash with fully committed debt and preferred equity financing in place; Ashford’s deleveraging plan includes asset sales, joint ventures and capital markets strategies

•	Ashford to become one of the largest lodging REITs
DALLAS — (January 19, 2007) — Ashford Hospitality Trust, Inc. (NYSE: AHT) announced it has signed definitive agreements to acquire a 51-hotel, 13,524-room (net after joint venture adjustment) hotel portfolio for approximately $2.4 billion in cash ($177,000 per key). This transaction is in connection with Morgan Stanley Real Estate’s acquisition of CNL Hotels and Resorts, a public, non-listed hotel REIT for a combined cash consideration of $20.50 per share. The transaction is expected to close in the second quarter of 2007. This transaction is subject to customary closing conditions including approval by the stockholders of CNL Hotels and Resorts.
With this transformational investment, Ashford will become one of the nation’s largest lodging REITs and may benefit from: value added portfolio management strategies on a broader scale, enhanced access to accretive investments, greater access to capital markets, stronger brand relationships, increased interest from potential joint venture partners and institutional capital, improved terms with lenders and investment banks, and possible market multiple expansion with greater awareness of Ashford among investors. The portfolio will enhance Ashford’s existing asset base with the addition of hotels such as: Marriott Seattle Waterfront, Marriott Legacy Center, Renaissance Tampa, Hyatt Regency Montreal, Hilton El Conquistador, Hilton Torrey Pines, Hilton Costa Mesa, and Capital Hilton.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT to Acquire 51-Hotel Portfoliio for $2.4 Billion

January 19, 2007
Monty J. Bennett, President and CEO of Ashford Hospitality Trust, said, “This portfolio of well-located and strong-performing assets is one of the best hotel collections we’ve seen in the past decade, and we are extremely pleased to acquire it with a structure that is accretive to shareholders in the first year of ownership. The majority of these markets are experiencing sizable RevPAR gains, and we see this transaction as a continuation of our efforts to position Ashford’s assets in the path of growth. This transaction gives us the opportunity to extend our proven investment and portfolio management strategies on a much larger platform.”
Ashford was advised in the transaction by Wachovia Securities and Eastdil Secured. Wachovia Securities has provided Ashford with fully-committed debt and equity financing to close on the transaction.
Portfolio
The portfolio is comprised of full-service, upper-upscale hotels that account for 65% of trailing EBITDA and premium select-service hotels totaling 35% of trailing EBITDA. The 24 full-service, upper-upscale hotels contain 7,953 rooms with such brand names as Hilton, Embassy Suites, JW Marriott, Marriott, Doubletree, Renaissance and Hyatt. The balance of the portfolio, 27 premium select-service hotels totaling 5,571 rooms, features brands such as Courtyard by Marriott, Residence Inn by Marriott, SpringHill Suites by Marriott, Fairfield Inn by Marriott, TownePlace Suites by Marriott and Hampton Inn. The well maintained hotels in the portfolio have an average age of 14.5 years. For 2006, the portfolio’s RevPAR was $99.90, resulting in a portfolio wide RevPAR yield penetration of 116%. The trailing 12-month through November 2006 ADR of $137 exceeds Ashford’s portfolio by 14%. The trailing twelve month Gross Revenues for the portfolio equal $681 million.
The transaction further concentrates Ashford’s overall portfolio EBITDA in higher growth markets and solidifies its position in the upper-upscale and upscale chain segments with 60% upper-upscale, 34% upscale, 5% midscale and 1% luxury pro forma for the acquisition. Ashford’s portfolio EBITDA by brand will include the industry’s strongest performers with 50% in the Marriott brand family, 31% in Hilton, 8% in Hyatt and 6% in Starwood. Geographic diversification by EBITDA will be enhanced with 36% South Atlantic (including Washington, D.C.), 24% Pacific, 11% North Central, 11% South Central, 9% Mid-Atlantic, 7% Mountain, 1% New England and 1% Canada.
All but five of the 51 hotels are managed by their respective brands under long-term contracts. On a combined basis, Ashford will have a total of eight different property managers with the largest being Marriott at 44% of the overall portfolio EBITDA, Remington Hotels at 21%, Hilton at 18% and Hyatt at 8%. Eighteen hotels in the acquisition are owned in joint ventures with ownership interests ranging from 70% to 89%.
Transaction Pricing
At closing, the estimated forward NOI cap rate will be 7.6% and the EBITDA yield is expected to be 9.0% resulting in an 11.1x EBITDA multiple. On a trailing 12-month basis at the time of closing, the transaction’s projected NOI cap rate is 7.0% with an EBITDA yield of 8.4% equating to an 11.9x EBITDA multiple. Assuming the proposed transaction financing, the acquisition is expected to add approximately $0.35 per share in FFO (Funds from Operations) on an annualized basis in the first year.
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AHT to Acquire 51-Hotel Portfoliio for $2.4 Billion

January 19, 2007
Capital Structure
The transaction will be funded with a $2.5 billion (including transaction costs) combination of existing debt and a financing package of debt and equity capital provided by Wachovia Securities. The Wachovia funding is comprised of 10-year and 5-year fixed-rate CMBS financing, variable-rate CMBS financing, a variable-rate term loan, and preferred equity. The proportional breakdown of each piece of capital funding implies an expected blended all-in cost of capital of approximately 6.3% and weighted average maturities of 7.7 years. In addition, Wachovia is providing a new $150 million revolving credit facility.
Mr. Bennett, noted, “We secured the funding for this transaction with favorable structures and rates. While short-term Ashford will have higher debt levels, we expect to achieve our targeted sub-60% debt level range within twelve months of closing through a combination of joint ventures, capital recycling and the appropriate use of the capital markets. We look forward to implementing strategies that we’ve used successfully on other portfolio transactions to create additional shareholder value on this transformational investment.”
Capital Expenditure Plan
Ashford expects to invest approximately $55 million in owner funded capital improvements above the normal reserves for these assets in the first year to improve the physical product of the hotels and further enhance RevPAR yield penetration.
Investor Conference Call, Simulcast, and Website Presentation
Ashford Hospitality Trust, Inc. will conduct a conference call at 9:00 a.m. EST on January 19, 2007, to discuss the transaction. The number to call for this teleconference is 913-981-5543. A seven-day replay of the conference call will be available by dialing 719-457-0820 and entering the confirmation number, 2213427. The Company website at www.ahtreit.com contains a presentation that provides highlights of this transaction.
The Company will also provide an online simulcast and rebroadcast of its conference call. The live broadcast of Ashford’s call will be available online at the Company’s website at www.ahtreit.com as well as on http://www.videonewswire.com/event.asp?id=37437 on January 19, 2007, beginning at 9:00 a.m. EST. The online replay will follow shortly after the call and continue for approximately one year.
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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
Wachovia Securities is the trade name for the corporate and investment banking services of Wachovia Corporation and its subsidiaries, including Wachovia Capital Markets, LLC, member NYSE, NASD, and SIPC, and Wachovia Bank, N.A.
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AHT to Acquire 51-Hotel Portfoliio for $2.4 Billion

January 19, 2007
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the timing for closing in the second quarter of 2007, the expectation that deleveraging will occur and in the timeframe projected, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBITDA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of either 4% or 5% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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